Exhibit 99.1

Yelp Announces Appointment of Mariam Naficy to Board of Directors and Resignation of Keith Rabois

SAN FRANCISCO, Jan. 23, 2014 /PRNewswire/ — Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced that Mariam Naficy has been appointed to the company’s board of directors effective January 21, 2014. Ms. Naficy replaces Keith Rabois who has resigned from the board of directors effective January 17, 2014.

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“We are pleased to welcome Mariam to our board of directors,” said Jeremy Stoppelman, chief executive officer and co-founder of Yelp. “As a pioneer of consumer internet models, her experience leading innovative companies and building a global community of artists and designers at Minted will be extremely helpful as we continue to build Yelp communities around the world and grow our business. I would also like to express my deep appreciation for Keith’s long service to Yelp. He has provided invaluable counsel and strategic guidance as we have grown the company from a nascent start-up to the public company it is today and I am grateful for his contributions to Yelp’s success.”

Ms. Naficy is the founder and chief executive officer of Minted. She founded the online marketplace for independent design and art in 2007. From 2003 to 2007, she served as the general manager of the e-commerce division at The Body Shop. Previously, she co-founded Eve.com, the first online cosmetics retailer. Ms. Naficy sits on the Board of Every Mother Counts. She started her career in investment banking at Goldman Sachs and is an alumna of Stanford University’s Graduate School of Business and Williams College.

“Yelp has revolutionized the way millions of consumers discover great local businesses,” said Ms. Naficy. “I’m excited to join a company whose success is driven by its focus on community and the consumer experience, and I look forward to helping contribute to Yelp’s growth around the world.”

“I’m delighted to have been able to help guide the company from its earliest days to its current position as a market-leading public company that has transformed local commerce for consumers and small businesses alike,” said Mr. Rabois. “I’m extremely proud of what the company accomplished, and am confident that it is in an excellent position to continue its success as I increase my focus on the responsibilities related to my work at Khosla Ventures and our portfolio companies.”

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken root in major metros across the U.S., Canada, UK, Ireland, France, Germany, Austria, The Netherlands, Spain, Italy, Switzerland, Belgium, Australia, Sweden, Denmark, Norway, Finland, Singapore, Poland, Turkey, New Zealand, the Czech Republic, Brazil and Portugal. Yelp had a monthly average of approximately 117 million unique visitors in the third quarter 2013*. By the end of the same quarter, Yelpers had written more than 47 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists. Yelp’s mobile applications were used on approximately 11.2 million unique mobile devices on a monthly average basis during the third quarter of 2013.

*	Source: Google Analytics

Media Contact Information:

Yelp Press Office

Vince Sollitto

(415) 230-6506

press@yelp.com

Investor Relations Contact Information:

The Blueshirt Group

Nicole Gunderson

(415) 217-7722

yelp@blueshirtgroup.com